Exhibit 5.3

January 23, 2014

Parker Drilling Company

5 Greenway Plaza

Suite 100

Houston, Texas 77046

Re:   Registration Statement on Form S-4
$225,000,000 Principal Amount of
7.500% Senior Notes due 2020

Ladies and Gentlemen:

We have acted as special Nevada counsel to Anachoreta, Inc., Parker Drilling Company North America, Inc., Parker Drilling Management Services, Inc., Parker Drilling Offshore Corporation, Parker North America Operations, Inc., each a Nevada corporation, and Parker-VSE, LLC, a Nevada limited-liability company (collectively, the “Nevada Guarantors”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) $225,000,000 principal amount of 7.500% Senior Notes due 2020 (the “Exchange Notes”) of Parker Drilling Company, a Delaware corporation (the “Issuer”), to be issued in exchange for the Issuer’s outstanding 7.500% Senior Notes due 2020 (the “Private Notes”) pursuant to the Indenture dated as of July 30, 2013 (the “Indenture”), among the Issuer, certain subsidiaries of the Issuer, including the Nevada Guarantors (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Exchange Notes.

In rendering the opinions set forth below, we have reviewed (a) the Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”), (b) the Indenture, (c) the respective constituent documents of the Nevada Guarantors as amended to date, (d) certain records of the corporate proceedings of the Nevada Guarantors, (e) certificates of public officials, and (f) such records, documents, statutes and decisions as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof and the truthfulness of all statements of fact set forth in the documents and records examined by us.

We have assumed for purposes of this opinion that the Indenture was duly authorized, executed and delivered by the Trustee and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM

3773 Howard Hughes Parkway, Suite 400 North  ■  Las Vegas, Nevada 89169  ■  Tel 702.792.3773  ■  Fax 702.792.9002

Parker Drilling Company

January 23, 2014

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. Each of the Nevada Guarantors has been duly incorporated and is an existing corporation in good standing under the laws of Nevada.

2. The Indenture has been duly authorized, executed and delivered by each of the Nevada Guarantors.

3. The Guarantees have been duly authorized by each of the Nevada Guarantors.

We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America and laws of the State of Nevada.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion may be relied upon by Baker Botts L.L.P.

Sincerely,

/s/ GREENBERG TRAURIG, LLP

Baker Botts L.L.P.

GREENBERG TRAURIG, LLP